UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-15160

                           Voice Control Systems, Inc.
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               (Exact name of registrant as specified in charter)

        14140 Midway Road, Dallas, Texas 75244, Telephone: (972) 726-1200
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                  Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)   [_]                  Rule 12h-3(b)(1)(ii)    [_]
Rule 12g-4(a)(2)(i)    [_]                  Rule 12h-3(b)(2)(i)     [_]
Rule 12g-4(a)(2)(ii)   [_]                  Rule 12h-3(b)(2)(ii)    [_]
                                            Rule 15d-6              [_]

Approximate number of holders of record as of the certification or notice date: 0*
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* Effective as of 5:00 p.m. on June 28, 1999, Voice Control Systems, Inc. was
merged with and into Vulcan Merger Sub, Inc., which was subsequently merged with and into Philips Electronics North America Corporation at 5:30 p.m. on the same day.

Pursuant to the requirements of the Securities Exchange Act of 1934

                  Philips Electronics North America Corporation
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has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 30, 1999                 By:  /s/ William E. Curran
                                        ----------------------------------------
                                           Name:  William E. Curran
                                           Title: Senior Vice President-Finance
                                                  and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.